Exhibit 99.6

ITEM 1. BUSINESS

Overview

We are a provider of professional technical and consulting services to utilities, private industry, and public agencies at all levels of government. We enable our clients to realize cost and energy savings by providing a wide range of specialized services. We assist our clients with a broad range of complementary services relating to:

•                  energy efficiency and sustainability;

•                  engineering, construction management and planning;

•                  economic and financial consulting; and

•                  national preparedness and interoperability.

We operate our business through a nationwide network of offices in Arizona, California, Connecticut, Colorado, Florida, Illinois, Kansas, Nevada, New Jersey, New York, Ohio, Oregon, Texas, Utah, Washington and Washington, DC. As of December 29, 2017, we had 882 employees, which includes licensed engineers and other professionals.

We seek to establish close working relationships with our clients and expand the breadth and depth of the services we provide to them over time. Our business with public and private utilities is concentrated primarily in New York and California, but we also have business with utilities in other states. We currently serve more than 25 major utility customers across the country. Our business with public agencies is concentrated in New York and California. We provide services to many of the cities and counties in California. We also serve special districts, school districts, a range of public agencies and private industry.

We were founded in 1964 and Willdan Group, Inc., a Delaware corporation, was formed in 2006 to serve as our holding company. Historically, our clients were public agencies in communities with populations ranging from 10,000 to 300,000 people. We believe communities of this size are underserved by large outsourcing companies that tend to focus on securing large federal and state projects and private sector projects. Since expanding into energy efficiency services, our client base has grown to include investor-owned and other public utilities as well as substantial energy users in government and business.

We consist of a group of wholly-owned companies that operate within the following two segments for financial reporting purposes:

Energy. Our Energy segment consists of the business of our subsidiary, Willdan Energy Solutions (“WES”), which offers energy efficiency and sustainability consulting services to utilities, public agencies and private industry under a variety of business names, including Willdan Energy Solutions, Abacus Resource Management, 360 Energy Engineers, Genesys Engineering and Integral Analytics. This segment is currently our largest segment based on contract revenue, representing approximately 73% and 68% of our consolidated contract revenue for fiscal years 2017 and 2016, respectively.

Engineering and Consulting. Our Engineering and Consulting segment includes the operation of our remaining subsidiaries, Willdan Engineering, Willdan Infrastructure, Public Agency Resources, Willdan Financial Services and Willdan Homeland Solutions. Willdan Engineering provides civil engineering-related construction management, building and safety, city engineering, city planning, geotechnical, material testing and other engineering consulting services to our clients. Willdan Infrastructure, which was launched in fiscal year 2013, provides engineering services to larger rail, port, water, mining and other civil engineering projects. Public Agency Resources primarily provides staffing to Willdan Engineering. Willdan Financial Services provides economic and financial consulting to public agencies. Willdan Homeland Solutions provides national preparedness and interoperability services and communications and technology solutions. Contract revenue for the Engineering and Consulting segment represented approximately 27% and 32% of our consolidated contract revenue for fiscal years 2017 and 2016, respectively.

We changed our reportable segments during the three months ended March 30, 2018 to conform to changes in our internal management reporting.  As a result, beginning with the three months ended March 30, 2018, the Company’s two segments are Energy and Engineering and Consulting.  We have revised segment information for all periods shown herein for comparison purposes.

Our Markets

We provide energy efficiency and sustainability, engineering, construction management and planning, economic and financial consulting and national preparedness and interoperability services primarily to public agencies and utilities, as well as private utilities and firms. We believe the market for these privatized governmental services is, and will be, driven by a number of factors, including:

•                 Increased demand for services and solutions that provide energy efficiency, sustainability, water conservation, infrastructure development and renewable energy in the public and private sectors;

•                 Aging infrastructure, which leads to a need for increased capacity in engineering consulting services;

•                 Growth of small and medium sized communities, which creates the need to obtain highly specialized services without incurring the costs of hiring permanent staffing and the associated support structure;

•                 Demand by constituents for a wider variety of services; and

•                 Government funding programs and various state legislation that provide funds for local communities to provide services to their constituents.

Energy

Energy Efficiency and Sustainability Services

In response to an increased awareness of global warming and climate change issues, private industry and public agencies are increasingly seeking out cost-effective, turnkey solutions that provide innovative energy efficiency, renewable energy, water conservation and sustainability services. State and local governments are frequently turning to specialized resource conservation firms to strike the balance between environmental responsibility and economic competitiveness. Our consultants have the expertise to develop efficient and cost effective solutions. The use of energy efficiency services, including audits, program design, benchmark analysis, metering and partnerships provides government agencies, utilities and private firms with the ability to realize long-term savings.

Engineering and Consulting

Engineering, Construction Management and Planning Services

Engineering, construction management and planning services encompass a variety of disciplines associated with the design and construction of public infrastructure improvements. We expect continued population growth in California and other western states to place a significant strain on the infrastructure in those areas, driving the need for both new infrastructure and the rehabilitation of aging structures. Federal, state and local governments have responded to this need by proposing an increase in their funding of infrastructure related activities.

Economic and Financial Consulting Services

Public agencies must raise the necessary funding to build, improve and maintain infrastructure and to provide services to their local communities. While tax revenue is the primary source of public agency funding, certain states, including California, impose property tax and spending limits that curtail the generation of such funds. Alternatives include the issuance of tax-exempt securities; the formation of special financing districts to assess property owners on a parcel basis for infrastructure and public improvements, such as assessment districts and community facilities districts (known as Mello-Roos districts in California); the implementation of development impact fee programs that require developers to bear the cost of the impact of development on local infrastructure; user fee programs that pass costs along to the actual users of services; optimization of utility rates; and special taxes enacted by voters for specific purposes.

Public agencies frequently contract with private consultants to provide advance studies, manage the processes and provide the administration necessary to support these methods. Our consultants have the expertise necessary to form the special financing districts and produce an impact fee study used to develop a schedule of developer fees. Privatized services are also utilized to implement the programs or revised rate schedules, and in the case of special financing districts, administer the districts through the life of the bonds. Consultants also frequently provide the services necessary to comply with federal requirements for tax-exempt debt, such as arbitrage rebate calculations and continuing disclosure reports. Use of such services allows public agencies to capitalize on innovative public finance techniques without incurring the cost of developing in-house expertise.

National Preparedness and Interoperability Services

After September 11, 2001, the need to protect civil infrastructure and implement additional security measures became a priority at all levels of government. In addition to the threat of terrorism, Hurricanes Harvey and Irma and Superstorm Sandy highlighted the vulnerability of our country’s infrastructure to natural disasters, the devastating fires and mudslides in California, and the Deepwater Horizon oil spill along the Louisiana Gulf Coast emphasized the need for disaster preparedness. Such events place an increased burden on local and regional public agencies to be prepared to respond. In addition to fire and safety personnel, agencies responsible for the physical safety of infrastructure elements, such as water and wastewater systems, ports and airports, roads and highways, bridges and dams, are under increased pressure to prepare for natural and man-made disasters. Accordingly, the federal government now considers public works staff members to be “first responders” to such incidents and we believe that agencies are allocating resources accordingly.

Our Services

We specialize in providing professional technical and consulting services to utilities, private industry and public agencies at all levels of government. Our core client base is composed of public and private utilities, commercial and industrial firms, cities, counties, special districts, other local and state agencies and tribal governments.

We are organized to profitably manage numerous small to large contracts at the same time. Our contracts typically range from $1,000 to over $10,000,000 in contract revenue. Our contracts typically have a duration of between two and thirty-six months, although we have city services contracts that have been in effect for over 30 years. At December 29, 2017, we had approximately 2,249 open projects.

Along with our more typical shorter-term projects, we also derive substantial revenue from two significant long-term contracts with Consolidated Edison of New York, Inc. (“Consolidated Edison”) and the Dormitory Authority-State of New York (“DASNY”). For fiscal year 2017, Consolidated Edison and DASNY represented 16% and 22%, respectively, of our consolidated contract revenue. In January 2017, we announced a new three-year contract with Consolidated Edison to implement Consolidated Edison’s Commercial Direct Install (“CDI”) program across the utility’s New York City and Westchester County service area. This new program replaces and expands Consolidated Edison’s Small Business Direct Install (“SBDI”) program, which we had implemented since 2009, by increasing the size of eligible commercial customers and diversifying the program offerings. The Consolidated Edison contract continues through the end of 2019. The CDI program, Consolidated Edison’s largest energy efficiency program, helps customers save energy, lower their bills and protect the environment by providing financial incentives to identify and buy down the cost of energy efficiency measures. To support this effort, we will provide full-service program implementation including outreach and direct sales to potential commercial customers, on-site energy efficiency assessments, direct implementation of energy savings measures and subcontractor management. While the contract does not obligate Consolidated Edison to engage us for a minimum amount of services, the contract terms include an anticipated budget for our services of up to $81.0 million of services, of which $52.0 million remained as of December 29, 2017. Consolidated Edison may terminate the contract at any time for any reason.

Additionally, in connection with our acquisition of substantially all of the assets of Genesys Engineering P.C. (“Genesys”), we entered into an administrative services agreement with Genesys pursuant to which our subsidiary, WES, provides Genesys with ongoing administrative, operational and other non-professional support services. Under such administrative services agreement, WES provides administrative services for a series of Genesys’s DASNY contracts. WES provides administrative services to Genesys in its performance of rehabilitation and construction work and architectural and engineering services at various sites within New York State for DASNY under these contracts, including energy efficient design, utility cost evaluation and review, and various regulatory compliance services. Specific project descriptions are set out by DASNY in work authorizations, which are issued under the terms of the contracts. The termination dates of the DASNY contracts vary; the latest of which is currently February 13, 2019, but DASNY has the option to extend this contract term twice, one year at a time. DASNY may at any time terminate any of the contracts or suspend all projects, for its convenience and without cause.

We offer services in two segments: (1) Energy and (2) Engineering and Consulting. The interfaces and synergies among these segments are key elements of our strategy. Management established these segments based upon the services provided, the different marketing strategies associated with these services and the specialized needs of their respective clients. The following table presents, for the years indicated, the approximate percentage of our consolidated contract revenue attributable to each segment:

	Fiscal Year
	2017	2016	2015
Energy	73%	68%	55%
Engineering and Consulting	27%	32%	45%

See Note 13 “—Segment Information” in our revised consolidated financial statements included with our Current Report on Form 8-K filed on October 3, 2018 for additional segment information.

Energy

Energy Efficiency and Sustainability Services

We commenced providing energy efficiency services with the creation of our subsidiary WES and its acquisition of Intergy Corporation in fiscal year 2008. Since then, we have grown our Energy segment through organic growth and through the acquisitions by WES of Abacus Resource Management Company (“Abacus”) and of substantially all of the assets of 360 Energy Engineers, LLC (“360 Energy”) in January 2015, substantially all of the assets of Genesys in March 2016 and the acquisition of Integral Analytics, Inc. (“Integral Analytics”) in July 2017. Abacus and Integral Analytics are wholly-owned subsidiaries of WES.

WES is an energy efficiency consulting firm that provides specialized, innovative, comprehensive energy solutions to businesses, utilities, state agencies, municipalities, and non-profit organizations in the U.S. Our experienced engineers, consultants and staff help our clients realize cost and energy savings by tailoring efficient and cost-effective solutions to assist them in optimizing their energy spend. WES’s energy efficiency services include comprehensive surveys, program design, master planning, benchmarking analyses, design engineering, construction management, performance contracting, installation, alternative financing, and measurement and verification services. Through Integral Analytics, WES also provides proprietary software tools for analyzing, planning and managing electrical grid loads.

Our range of energy efficiency services are described below:

Energy Efficiency. We provide complete energy efficiency consulting and engineering services, including: program design, management and administration; marketing, customer outreach, and project origination; energy audits and feasibility analyses; retro-commissioning; implementation, training and management; data management and reporting; retro-commissioning services; and measurement and verification services.

Program Design and Implementation. We assist utilities and governmental clients with the design, development and implementation of energy efficiency plans and programs. These plans include energy efficiency design, outreach implementation, water conservation, renewable energy planning and greenhouse gas reduction strategies.

Direct Customer Support. We assist clients (including utilities, schools and private companies) in developing and managing facilities and infrastructures through a holistic, practical approach to facility management. Our services cover audits, local compliance, operations and maintenance review, renewable energy planning, master plans, infrastructure analysis, Leadership in Energy and Environmental Design (LEED) certification for buildings, and energy spend and greenhouse gas reduction strategies.

Turnkey Facility and Infrastructure Projects. We provide turnkey/design-build facility and infrastructure improvement projects to a wide array of public and private clients including municipalities, county governments, public and private K-12 schools, and higher education institutions. Our services cover preliminary planning, project design, construction management, commissioning and post-project support and measurement and verification services.

Representative Projects. The following are examples of typical ongoing projects with respect to our energy efficiency and sustainability services:

•                       Consolidated Edison, New York. We serve as Consolidated Edison’s program manager and implementer for its CDI program across the utility’s New York City and Westchester County service area. This new program replaces and expands Consolidated Edison’s predecessor SBDI program, which we had implemented since 2009, by increasing the size of eligible commercial customers and diversifying the program offerings. The CDI program, Consolidated Edison’s largest energy efficiency program, helps customers save energy, lower their bills and protect the environment by providing financial incentives to identify and buy down the cost of energy efficiency measures. To support this effort, we provide full-service program implementation including outreach and direct sales to potential commercial customers, on-site energy efficiency assessments, direct implementation of energy savings measures and subcontractor management. During the fiscal year 2017, we had delivered over 8 megawatts of electric demand reduction in the load pocket and over 100 million kilowatt hours of energy savings across the CDI program.

•                       DASNY, New York. WES provides services to Genesys in its performance of rehabilitation and construction work and architectural and engineering services at various sites within New York State for DASNY under these contracts, including energy efficient design, utility cost evaluation and review, and various regulatory compliance services. Specific project descriptions are set out by DASNY in work authorizations, which are issued under the terms of the contracts.

•                       Marshak Science Building Rehabilitation, The City University of New York. The Marshak Science Building is a mid-rise, 750,000 square foot science building, which consists of a 350,000 square foot 13-story tower and 300,000 square foot plaza level and underground. The science building includes research and teaching labs, a vivarium, a morgue, office areas, a library, an auditorium, a gymnasium and a pool. We are responsible for the study, design and construction management for a renovation of the Marshak Science Building that includes the retrofit of 200 standard flow fume hoods to low flow high efficiency hoods and installation of high entrainment fume hood exhaust systems, new lab make-up air units with heat recovery, liquid desiccant dehumidification systems, new supply air risers and general exhaust risers throughout the tower, new hot water and chilled water risers, new central station air handling equipment, new high temperature hot water to low temperature hot water heat exchangers and lab fit-out with chilled beam secondary heating and cooling.

•                       Central Boiler and Chiller Plant, Lehman College, Bronx, New York. This project includes the installation of a new 5,400-ton central chiller plant with high pressure steam turbine driven chillers and electric motor driven chillers and a 100,000 pound per hour high pressure steam boiler plant and the upgrade of the campus 27 kilovolt high voltage electric service. We are responsible for the study, design and construction management for this energy project that also includes the installation of temporary high pressure boilers and a temporary chiller in order to supply the campus with heating and cooling throughout the duration of the project.

•                       Southern California Edison (“SCE”) Schools Energy Efficiency Program, Southern California. The Schools Energy Efficiency Program (SEEP) is a comprehensive energy efficiency retrofit program that delivers services to public and private pre-K-12 school facilities, including administration and service buildings, private colleges and universities and trade schools serviced by SCE, which include schools in Mono, Inyo, Tulare, San Bernardino, Ventura, Los Angeles and Orange counties. SEEP will involve all energy end-uses found in an educational environment such as heating, ventilation and air-conditioning, lighting, and controls, at little to no cost to the customer, to comprehensively address the needs of the target market. We are involved in this comprehensive process from audit through installation.

•                       California Energy Commission, South Coast Air Quality Management District, Diamond Bar, California. The California Energy Commission awarded us a grant titled, Bundle-Based Energy Efficiency Technology Solutions for California, to demonstrate emerging energy efficiency technologies through the Electric Program Investment Charge, which provides funding for applied research and development, technology demonstration and deployment, and market facilitation for clean energy technologies. We are the general contractor performing the work, managing multiple subcontractors to install three bundles of pre-commercial technologies in commercial buildings including chilled water plants, office and exterior space, and laboratory and critical environments. We are managing the design, construction, and commissioning of all equipment.

•                       City of Lawrence, Kansas. We assisted the City of Lawrence with the planning and installation of energy efficiency measures in 40 buildings throughout the city. We worked with all levels of city government to establish project priorities and to identify, design, and install a project that optimally meets these priorities.

Engineering and Consulting

Engineering, Construction Management and Planning Services

We provide a broad range of engineering-related services to the public sector and limited services to the private sector. In general, contracts for engineering services (as opposed to construction contracts) are awarded by public agencies based primarily upon the qualifications of the engineering professional, rather than the proposed fees. We have longstanding relationships with many of these agencies and are recognized as an engineering consultant with relevant expertise and customer focused services. A substantial percentage of our engineering-related work is for existing clients that we have served for many years.

Our engineering-related services are described individually below:

Building and Safety. Our building and safety services range from managing and staffing an entire municipal building department to providing specific outsourced services, such as plan review and field inspections. Other related services that we offer under this umbrella include performing accessibility compliance and providing disaster recovery teams, energy compliance evaluations, permit processing and issuance, seismic retrofitting programs, and structural plan review. Many of our building and safety services engagements are with municipalities and counties where we supplement the capacity of in-house staff.

City Engineering. We specialize in providing engineering services tailored to the unique needs of municipalities. City engineering services range from staffing an entire engineering department to carrying out specific projects within a municipality, such as developing a pavement management program or reviewing engineering plans on behalf of a city. This service is the core of our original business and was the first service offered when we were founded.

Code Enforcement. We assist municipalities with the development and implementation of neighborhood preservation programs and the staffing of code enforcement personnel. Our code enforcement and neighborhood preservation services include reviewing, studying and analyzing existing programs, developing and implementing community educational programs, developing ordinances and writing grant proposals, and providing project managers and/or supervisors.

Development Review. We offer development plan review and inspection services including Americans with Disabilities Act (“ADA”) compliance, preliminary and final plats (maps), grading and drainage services, complete infrastructure improvements for residential site plans, commercial site plans, industrial development and subdivision, and major master plan development services. Previously, we have reviewed grading plans, street lighting and traffic signal plans, erosion control plans, storm drain plans, street improvement plans, and sewer water and utility plans.

Disaster Recovery. We provide disaster recovery services to cities, counties and local government. Our experience in disaster recovery includes assisting communities in the disaster recovery process following earthquakes, firestorms, mudslides and other natural disasters. We typically organize and staff several local disaster recovery centers which function as “one-stop permit centers” that guarantee turn-around performance for fast-track plan checking and inspection services. Additionally, we have performed street and storm drain clean-up, replacement or repair of damaged storm drains, streets, and bridges, debris management and preparation and implementation of a near-term erosion and sediment control program.

Geotechnical. Our geotechnical and earthquake engineering services include soil engineering, earthquake and seismic hazard studies, geology and hydrogeology engineering, and construction inspection. We operate a licensed, full-service geotechnical laboratory at our headquarters in Anaheim, California, which offers an array of testing services, including construction materials testing and inspection.

Landscape Architecture. We assist public agencies in the design and planning of parks and recreation developments, as well as redevelopment and community-wide beautification plans. Our services in the area of landscape architecture include design, landscape management, urban forestry and planning. Specific projects include park design and master planning, bidding and construction documents, water conservation plans, urban beautification programs, landscape maintenance management, site planning, and assessment district management.

Planning. We assist communities with a full range of planning services, from the preparation of long-range policy plans to assistance with the day-to-day operations of a planning department. For several cities, we provide contract staff support. We provide environmental documentation services (including National Environmental Policy Act, California Environmental Quality Act, and Environmental Impact Report compliance and document preparation), mitigation monitoring programs, and third party environmental review. We also provide urban planning and design services focused on investigation of specific planning and design issues and the formulation of plans, policies, and strategies for communities as a whole or for specific study areas. Typical assignments include land use studies, development of specific plans or general plan elements, design guidelines, and zoning ordinances. Our urban planning services include assisting communities with the implementation of general plans, land use enforcement, capital improvement planning, community development and redevelopment programs, and economic development strategies.

Program and Construction Management. We provide comprehensive program and construction management services to our public sector clients. These services include construction administration, inspection, observation, labor compliance, and community relations, depending on the client’s needs and the scope of the specific project. Our construction management experience encompasses projects such as streets, bridges, sewers and storm drains, water systems, parks, pools, public buildings, and utilities.

Contract Staff Support Services. We provide cities and counties with both interim and long-term contract staff support services, including capital improvement planning, contract administration, and code enforcement management. Public agencies have contracted with us when it is not cost-effective to have a full-time engineer on staff, to relieve peak workload situations, or to fill vacant positions during a job search. We have also provided small cities with the functions of entire departments, such as building and safety, engineering, planning, or public works. In other instances, public agencies have retained our personnel to serve as city engineers, building officials, case planners, public works directors, or project managers for large or unusually complex projects.

Structures. Our structural engineering services include bridge design, bridge evaluation and inspection, highway and railroad bridge planning and design, highway interchange design, railroad grade separation design, bridge seismic retrofitting, building design and retrofit, sound wall and retaining wall design, and planning and design for bridge rehabilitation and replacement.

Survey. Our surveying and mapping services include major construction layout, design survey, topographic survey, aerial mapping, Geographic Information Systems, and right-of-way engineering.

Traffic. We specialize in providing traffic engineering and planning services to governmental agencies. Our services range from responding to citizen complaints to designing and managing multimillion dollar capital improvement projects. Traffic engineering services include serving as the contract city traffic engineer in communities, as well as performing design and traffic planning projects for our clients. These services and projects include parking management studies, intersection analyses and improvements, traffic impact reports, and traffic signal and control systems. We develop geometric design and channelization, traffic signal and street lighting plans, parking lot designs, and traffic control plans for construction.

Transportation. Our engineers design streets and highways, airport and transit facilities, freeway interchanges, high-occupancy vehicle lanes, pavement reconstruction, and other elements of city, county, and state infrastructure. Our transportation engineering services cover a full spectrum of support functions, including right of way, utility relocation, landscape, survey and mapping, geographic information systems, public outreach, and interagency coordination. These services are typically provided to local public works agencies, planning and redevelopment agencies, regional and state transportation agencies and commissions, transit districts, ports, railroads, and airports.

Water Resources. We assist clients in addressing the many facets of water development, treatment, distribution and conservation, including energy savings, technical, financial, legal, political, and regulatory requirements. Our core competencies include hydraulic modeling, master planning, rate studies and design and construction services. Our design experience includes reservoirs, pressure reducing stations, pump and lift stations, and pipeline alignment studies, as well as water/wastewater collection, distribution, and treatment facilities. We also provide a complete analysis and projection of storm flows for use in drainage master plans and for individual storm drain systems to reduce flooding in streets and adjacent properties. We design open and closed storm drain systems and detention basin facilities, for cities, counties and the Army Corp of Engineers.

Representative Projects. The following are examples of typical projects with respect to our engineering-related services:

•                       City of Elk Grove, California, Public Works Department Services. We provide all-encompassing Public Works Department and Development Engineering services for the over 160,000-residents of the City of Elk Grove. Services include traditional public works, including public counter service, permitting, land development review and inspection, managing the Capital Improvement Program, civil engineering design and construction management, drainage study and engineering, traffic engineering, pavement management and inspections, project management and oversight, subconsultant procurement and selection, and infrastructure operations and maintenance. Staffing of the Department consists of eight city employees overseeing our staff of over 45 full-time engineers, managers, observers/inspectors, administrative support staff and a variety of subconsultants and subcontractors. Select representative projects completed for the city include the Aquatic Center Design, Citywide Pavement Program, Camden North & South Laguna Trail, and Costco Store Development Plan Review and Approval.

•                       City of Paramount, California, City Engineering Services. We have provided city engineering services to the City of Paramount for over 40 years, and presently serve as City Engineer and Water Engineer. In addition to providing staff augmentation services, we provided traffic engineering, agency engineering, public works permits/inspection, development review, Capital Improvements Plan design/inspection, Community Development Block Grant administration, grant writing, and National Pollutant Discharge Elimination System compliance services.

•                       City of Culver City, California, Contract Planning Project Management Services — Culver Studios Comprehensive Plan Update. We provide project planners to assist the city with their advance-planning needs. Our planners assisted the Community Development Department with updating the Culver Studios Comprehensive Plan tasks including historic resources, peer review of the California Environmental Quality Act document, and entitlement processing.

•                       City of Ridgecrest, California, Various Engineering and Construction Management Services. We are performing engineering, construction management/inspection and federal funding compliance services for the City of Ridgecrest under numerous distinct contracts. Services have included planning, engineering, construction management, inspection, bidding assistance, federal funding compliance, labor compliance, and materials testing.

•                       Soboba Tribal Gaming Commission, Building and Safety Services (Riverside County, CA). The Soboba Tribal Gaming Commission located in Riverside County is constructing a new 300,000 square foot casino and hotel. We are providing, building and safety plan review and inspection, civil plan review, public works inspection, special inspection, and material testing services.

•                       City of Davis, California, On Call Engineering Services. We provide a full range of construction management and inspection services (including materials testing) for pavement rehabilitation and utility improvement projects for a federal grant-funded street surface improvement project located on Third Street.

•                       City of Phoenix, Arizona. Building and Safety Plan Review and Inspection Services. We currently have a contract to provide in house plan review services including building, plumbing, mechanical, electrical, energy, and fire code compliance for permit issuance purposes. Our current contract also provides in house field inspections for building, mechanical, plumbing, electrical, energy, and fire code compliance for construction of new developments within the city. We were awarded the Planning and Development Department field inspections and building plan review services for residential and commercial projects.

•                       City of Fillmore, California, City Engineering Services. We provide the City of Fillmore with a contract City Engineer, Deputy City Engineer, and as-needed staffing to deliver city engineering Services. The scope of our work includes the development of the city’s capital improvement program and implementation and oversight of the current and future engineering/public works projects. As City Engineer, our staff attends council meetings and represents the city in meetings as requested by the City Manager. Serving as the Engineering Department, we work closely with all city departments to deliver timely and professional services to the City of Fillmore.

•                       City of Westlake Village, California, City Engineering Services. The City of Westlake Village has contracted with us since 1983 for general engineering services. Based on the ongoing needs of the city, our services include administrative duties, development review, capital projects, public works permits and inspections, and miscellaneous engineering. Administrative duties include an analysis of the city needs and preparation of long and short range programs, attendance at City Council and city requested meetings, review of planning and land development projects, general engineering consulting, recommending regulations and ordinances, technical supervision of city inspectors, advising the city on engineering and construction financing, offering recommendations on development control and acting as liaison with other public agencies.

•                       City of Inglewood, California, Various Engineering Services. We provide engineering services including construction observation and material testing, traffic and civil engineering design, map and legal description checking, and pavement management. Projects include collecting and analyzing traffic data, both historical and current, updating the existing Pavement Management System by evaluating and developing the existing condition of all pavements within the city’s roadway (streets and alleys) network, and acting as city and traffic engineer.

•                       County of Mariposa, California, Engineering Services and Bridge Preventative Maintenance Program. We are completing the preliminary engineering phase, including design, environmental clearance, and permitting through plans, specifications, and estimate delivery and construction support for 25 bridges in the county’s Bridge Preventive Maintenance Program. Eleven bridges potentially require the full suite of environmental technical studies due to the in-channel work anticipated, while 14 bridges require minimal environmental effort because in-channel work is not anticipated. We are also providing the preliminary engineering phase including design, environmental clearance, and permitting through plans, specifications, and estimate delivery and construction support for the replacement of five bridges throughout the county.

Economic and Financial Consulting Services

Since 1999, our subsidiary Willdan Financial Services, a public finance consulting business, has supplemented the engineering services that we offer our clients. In general, we supply expertise and support for the various financing techniques employed by public agencies to finance their operations and infrastructure. We also support the mandated reporting and other requirements associated with these financings. We do not provide underwriting or financial advisory services for municipal securities.

Unlike our engineering services business, we often compete for business, at least initially, through a competitive bid process. Agencies competitively bid out services on a regular basis. The new contract terms are generally one to three years per contract.

Our economic and financial consulting services include the following:

District Administration. We administer special districts on behalf of public agencies. The types of special districts administered include community facilities districts (in California, Mello-Roos districts), assessment districts, landscape and lighting districts, school facilities improvement districts, benefit assessment districts, fire suppression districts, and business improvement districts. Our district administration services include calculating the annual levy for each parcel in the district; billing charges directly or through a county tax roll; preparing the annual Engineer’s Report, budget and resolutions; reporting on collections and payment status; calculating prepayment quotes; and providing financial analyses, modeling and budget forecasting.

The key to our district administration services is our proprietary software package, MuniMagicSM: Municipal Administration & Government Information Coordinator, which we developed internally to redefine the way we administer special districts. MuniMagicSM is a database management program that maintains parcel data; calculates special taxes, assessments, fees and charges; manages payment tracking; maintains bond-related information in a single, central location; and provides reporting, financial modeling and analysis at multiple levels of detail. MuniMagicSM offers a significant competitive advantage in an industry driven by the ability to accurately process large quantities of data.

Financial Consulting. We perform economic analyses and financial projects for public agencies, including:

•                       Fee and rate studies, such as cost allocation studies and user fee analysis;

•                       Utility rate analysis for water, wastewater and storm water;

•                       Utility system appraisals and acquisitions;

•                       Fiscal and economic impact analysis;

•                       Strategic economic development and redevelopment plans;

•                       Community Choice Aggregation feasibility studies, in which local entities contemplate aggregating buying power in order to secure alternative energy supply contracts;

•                       Real estate and market analysis associated with planning efforts, and development fee studies;

•                       Proposition 218 studies, assessment noticing and balloting, and re-engineering;

•                       Special district formation, which involves the feasibility determinations, design, development and initiation of community facilities districts, school facilities improvement districts, tax increment financing districts, assessment districts, landscape and lighting districts, benefit assessment districts, business improvement districts, and fire suppression assessments;

•                       Other special projects, including facility financing plans, formation of new public entities, annexations and incorporations; financial analysis for bond offerings or refundings; development and financial projections; and nexus studies between public and private enterprises, including public-private partnerships and the benefits of economic development to municipalities and to state, provincial, regional and national governments.

 Federal Compliance. We offer federal compliance services to issuers of municipal securities, which can be cities, towns, school districts, housing authorities, and other entities that are eligible to issue tax-exempt securities. Specifically, we provide arbitrage rebate calculations and annual continuing disclosure services that help issuers remain in compliance with federal regulations. We provide these reports, together with related compliance services such as bond elections, temporary period yield restriction, escrow fund monitoring, rebate payments, and refund requests. In terms of continuing disclosure services, we both produce the required annual reports and disseminate those reports on behalf of the issuers. We provide federal compliance services to approximately 750 issuers in 42 states and the District of Columbia on more than 2,500 bond issues totaling over $60 billion in municipal debt.

Representative Projects. Examples of typical projects we have with respect to our economic and financial consulting services:

•                       Gainesville Regional Utilities (“GRU”), Florida, Cost of Service and Utility Rates Study. GRU serves approximately 95,000 electric customers, 72,000 water customers, 64,000 wastewater customers, 35,000 natural gas customers, and 6,000 telecommunications customers with combined system revenues of approximately $420.0 million annually. We were selected by GRU to provide cost of service and rate studies for the electric, natural gas, water and wastewater systems, including connection fees.

•                       City of Homestead, Florida, Downtown Redevelopment Fiscal and Economic Impact Analysis and New Market Tax Credit Financing. We were retained to test the fiscal and economic impact of a series of proposed public-private redevelopment projects in downtown Homestead. The strategic redevelopment initiatives include more than $200.0 million of proposed public and private investment. We are also assisting the city with the securing of up to $34.0 million in financing through New Market Tax Credits for some projects.

•                       City of Lancaster, Texas, Economic Development Strategic Plan. The City of Lancaster is a suburb of Dallas and is part of the Best Southwest area, which includes Lancaster, Cedar Hill, DeSoto and Duncanville. We were retained by the city to complete an extensive market research evaluating the metro area and local economy, resulting in the preparation of an Economic Development Strategic Plan.

•                       Property Assessed Clean Energy (“PACE”). PACE is a financing mechanism that enables low-cost, long-term funding for energy efficiency, renewable energy and water conservation projects. PACE financing is repaid as an assessment on the property owner’s regular tax bill, and is processed the same way as other local public benefit assessments that have been utilized for decades. Depending on local legislation, PACE can be used to pay for new heating and cooling systems, solar panels, insulation and more for commercial, nonprofit and residential properties. This allows property owners to implement improvements without a large up-front cash payment. We have partnered with Ygrene Energy Fund to provide a national PACE program. The program spans over 40 counties in California and 10 counties in Florida, and it is currently expanding into Texas, Missouri and Georgia.

•                       City of Moreno Valley, California, Grant Administration Services. We are currently providing in-house grant administration services to annually manage approximately $2.7 million received annually from the city’s Housing and Urban Development programs, Community Development Block Grants, Home Investment Partnership Program Emergency Solutions Grant, and Neighborhood Stabilization Program Grant.

National Preparedness and Interoperability Services

In fiscal year 2004, we formed our subsidiary Willdan Homeland Solutions, formerly known as American Homeland Solutions. Willdan Homeland Solutions provides emergency preparedness planning, emergency preparedness training and emergency preparedness exercises that focus on integrating local resources and assets within state and federal systems to cities, counties and related municipal service agencies, such as utility and water companies, as well as school districts, port and transportation authorities, tribal governments and large business enterprises with a need for homeland security related services. We staff our projects in this area with former high-level local and regional public safety officers and focus on solutions tailored for local agencies and their personnel. Our services include the following:

Emergency Preparedness Planning. We design, develop, implement, review and evaluate public and private agencies’ emergency operations and hazard mitigation plans, including compliance and consistency with federal, state and local laws and policies. Plans are tailored to respond to terrorism, intentional acts of sabotage and natural disasters. We also provide command and control and emergency response training for all types of unusual occurrences. We have developed emergency operations, hazard mitigation, continuity of operations and business continuity and recovery plans for municipal governments, special districts school districts, and private-industry clients.

Emergency Preparedness Training. We design customized training courses for all aspects of disaster, unusual occurrence and emergency responses. In this regard, we have developed and own several training courses that meet or exceed the requirements for the federal National Incident Management System (“NIMS”) training. These courses assist clients in meeting their obligations to prepare their staff to utilize the NIMS.

Emergency Preparedness Exercises. We conduct planning sessions and exercises, including those relating to weapons of mass destruction, large events, mass casualty transportation disasters, terrorism incident response, natural disaster response and recovery and civil disorder events. We design these exercises for multi-agency involvement so they are fully compliant with the federal government’s Homeland Security Exercise and Evaluation Program, the State Emergency Management System for California, and the National Response Framework. Exercises are designed to evaluate and test first responders and support personnel, as well as elected officials and agency management.

Representative Projects. Examples of projects related to our national preparedness and interoperability services include:

•                       New York State Metropolitan Transportation Authority - Advanced Security And Emergency Response Training. We are providing an advanced, instructor led, decision-based curriculum that incorporates video scenarios and simulations, creating a realistic training environment and facilitating discussion for this effort. The knowledge and skills taught in this course enables “first contact” employees, as “on-scene” responders, to better secure themselves and their peers, as well as their work environment and customers, by quickly reacting to potentially threatening and stressful events and emergencies. The curriculum supporting the Phase III First Line of Defense course received Federal Emergency Management Agency approval, through the National Training and Education Division, for inclusion in the Approved Sponsored Course Catalog.

•                       US Department of Homeland Security, Federal Emergency Management Agency, National Exercise Division. We are currently a part of a team of firms providing emergency preparedness exercise planning and conduct technical assistance for jurisdictions across the U.S., in support of the Federal Emergency Management Agency, National Exercise Division’s National Exercise Program. Willdan supports the implementation of this program by leading the design, planning, delivery, and evaluation of emergency preparedness response and recovery training exercises, for jurisdictions, regions, and states throughout the U.S.

Competitive Strengths

We provide a wide range of privatized services to the public sector, private firms and utilities. We have developed the experience base, professional staff and support technology and software necessary to quickly and effectively respond to the needs of our clients. We believe we have developed a reputation within our industry as problem solvers across a broad range of client issues. Some of our competitive strengths include:

Quality of service. We pride ourselves on the quality of service that we provide to our clients. The work for which we compete is awarded primarily based on the company’s qualifications, rather than the fees proposed. We believe that our service levels, experience and expertise satisfy even the most rigorous qualification standards. We have developed a strong reputation for quality, based upon our depth of experience, ability to attract quality professionals, customized technology and software that support our services, local knowledge and the expertise we possess across multiple disciplines. We believe we are well-positioned to serve utilities and public sector clients due to our knowledge of the unique reporting processes and operating procedures of utilities and public agencies, which differ substantially from the private sector.

Broad range of services. Our focus on customer service has led us to continually broaden the scope of the services we provide. While we started as an engineering business, at different stages in our history, as the needs of our clients have evolved, we have expanded into new services, such as energy efficiency and homeland security services, and developed complementary service capabilities, including building and safety services, financial and economic services, planning services, geotechnical services, code enforcement services. Further, because we recognize that local public sector projects and issues often cross departmental lines, we have developed the ability to deliver multiple services in a cohesive manner to better serve our client communities as a whole.

Strategic locations in key markets. Local agencies want professionals who understand their local needs. Therefore, we deliver our services through a network of offices dispersed throughout the United States in: Arizona, California, Connecticut, Colorado, Florida, Illinois, Kansas, Nevada, New Jersey, New York, Ohio, Oregon, Texas, Utah, Washington and Washington, D.C. Each of our offices is staffed with quality professionals, including former management level public sector employees, such as planners, engineers, inspectors, and police and fire department personnel. These professionals understand the local and regional markets in which they work.

Strong, long-term client relationships. We have developed strong relationships with our public agency clients, some of whom we have worked with for over 40 years. The value of these long-term relationships is reflected in the recurring award of new projects, ongoing staffing assignments, and long-term projects that require high-level supervision. We also seek to maintain close personal relationships with public agency decision-makers to strengthen our relationships with them and the agencies with which they work. We frequently develop new client relationships as our public agency contacts are promoted or move to other agencies. Our strong culture of community involvement and leadership in key public agency organizations underscores our customer focus and helps us cultivate and expand our client base.

Experienced, talented and motivated employees. Our staff consists of seasoned professionals with a broad array of specialties, and a strong customer service orientation. Our corporate culture places a high priority on investing in our people, including providing opportunities for stock ownership to attract, motivate and retain top professionals. Our executive officers have an average of greater than 30 years of experience in the engineering and consulting industry, and an average of greater than 9 years with our company.

Clients

Our clients primarily consist of investor owned utilities, public and governmental agencies including cities, counties, redevelopment agencies, water districts, school districts and universities, state agencies, federal agencies and a variety of other special districts and agencies. We also provide services to private utilities and private industry. In fiscal year 2017, we served over 1,036 distinct clients. For fiscal year 2017, two clients accounted for more than 10% of our consolidated contract revenue. Consolidated Edison and DASNY accounted for 16% and 22%, respectively, of our consolidated contract revenue for fiscal year 2017. Our clients are primarily based in New York and California. In fiscal year 2017, services provided to clients in New York accounted for approximately 46% of our contract revenue and services provided to clients in California accounted for approximately 30% of our contract revenue.

Contract Structure

We generally provide our services under contracts, purchase orders or retainer letters. The agreements we enter into with our clients typically incorporate one of three principal types of pricing provisions:

•                       Time-and-materials provisions provide for reimbursement of costs and overhead plus a fee for labor based on the time expended on a project multiplied by a negotiated hourly billing rate. The profitability achievable on a time-and-materials basis is driven by billable headcount and cost control.

•                       Unit-based provisions require the delivery of specific units of work, such as arbitrage rebate calculations, dissemination of municipal securities continuing disclosure reports, or building plan checks, at an agreed price per unit, with the total payment under the contract determined by the actual number of units performed.

•                       Fixed price provisions require all work under a contract to be performed for a specified lump sum, which may be subject to adjustment if the scope of the project changes. Contracts with fixed price provisions carry certain inherent risks, including risks of losses from underestimating costs, delays in project completion, problems with new technologies, price increases for materials, and economic and other changes that may occur over the contract period. Consequently, the profitability, if any, of fixed price contracts can vary substantially.

The following table presents, for the periods indicated, the approximate percentage of our contract revenue subject to each type of pricing provision:

	Fiscal Year
	2017	2016
Time-and-materials	19%	24%
Unit-based	32%	30%
Fixed price	49%	46%
Total	100%	100%

In relation to the pricing provisions, our service-related contracts, including operations and maintenance services and a variety of technical assistance services, are accounted for over the period of performance, in proportion to the cost of performance. Award and incentive fees are recorded when they are fixed and determinable and consider customer contract terms.

For time-and-materials and fixed price contracts, we bill our clients periodically in accordance with the contract terms based on costs incurred, on either an hourly fee basis or on a percentage of completion basis, as the project progresses. For unit-based contracts, we bill our clients upon delivery of the contracted item or service, and in some cases, in advance of delivery.

Our contracts come up for renewal periodically and at the time of renewal may be subject to renegotiation, which could impact the profitability on that contract. In addition, during the term of a contract, public agencies may request additional or revised services which may impact the economics of the transaction. Most of our contracts permit our clients, with prior notice, to terminate the contracts at any time without cause. While we have a large volume of transactions and generally low customer concentration, the renewal, termination or modification of a contract may have a material effect on our consolidated operations.

Competition

The market for our services is highly fragmented. We often compete with many other firms ranging from small local firms to large national firms. Contract awards are based primarily on qualifications, relevant experience, staffing capabilities, geographic presence, stability and price.

Doing business with utilities and governmental agencies is complex and requires the ability to comply with intricate regulations and satisfy periodic audits. We have been serving cities, counties, special districts and other public agencies for over 50 years. We believe that the ability to understand these requirements and to successfully conduct business with utilities, governmental entities and agencies is a barrier to entry for potential competitors.

Our competition varies by type of client, type of service and geography. The range of competitors for any one project can vary depending upon technical specialties, the relative value of the project, geographic location, financial terms, risks associated with the work, and any client imposed restrictions. Unlike most of our competitors, we focus our services on utilities and public sector clients. Utility and public sector clients generally choose among competing firms by weighing the quality, experience, innovation and timeliness of the firm’s services. When selecting consultants for engineering projects, many utilities and government agencies are required to, and others choose to, employ Qualifications Based Selection (“QBS”). QBS requires the selection of the most technically qualified firms for a project, while the financial and legal terms of the engagement are generally secondary.

Our competition varies geographically. Although we provide services in several states, we may be stronger in certain service lines in some geographical areas than in other regions. Similarly, some of our larger competitors are stronger in some service lines in certain localities but are not as competitive in others. Our smaller competitors generally are limited both geographically as well as by the services they are able to provide.

We believe that our Energy segment competes primarily with Lockheed-Martin Corp., EnerPath Services, Inc., KEMA Laboratories (a division of the DNV GL Group AS), CLEAResult Consulting, Inc., AM Conservation Group, Inc., Ameresco, Inc., Lime Energy Co., ICF International, Inc., and Nexant, Inc. We believe that the primary competitors for our engineering, construction management and planning services within our Engineering and Consulting segment include Charles Abbott & Associates, Inc., Harris & Associates, Inc., RBF Consulting, Inc., Tetra Tech, Inc., Stantec, Inc., Michael Baker Corporation, TRC Companies, Inc., AECOM Technology Corporation, NV5 Holdings, Inc., Ecology & Environment, Inc., Iteris, Inc., Kimley-Horn and Associates, Inc., Kleinfelder, Inc., HNTB Corporation and Jacobs Engineering Group, Inc. Our chief competitors for our economic and financial consulting services within our Engineering and Consulting segment include David Taussig & Associates, Inc., Harris & Associates, Inc., BLX Group, Inc., Arbitrage Compliance Specialists, Inc., Raftelis Financial Consultants, Inc., FCS Group Inc. and NBS Government Finance Group Inc. We believe our national preparedness and interoperability services within our Engineering and Consulting segment compete primarily with Leidos, Inc., Tetra Tech, Inc., Witt O’Brien’s, LLC and IEM, Inc.

Insurance

We currently maintain the following insurance coverage: commercial general liability insurance, automobile liability insurance, workers’ compensation and employer’s liability insurance and cyber liability insurance. We also carry professional liability insurance and an umbrella/excess liability insurance. We are liable to pay these claims from our assets if and when the aggregate settlement or judgment amount exceeds our policy limits.

Employees

At December 29, 2017, we had approximately 631 full-time employees and 251 part-time employees. All Public Agency Resources’ employees are classified as part-time. Our employees include, among others, licensed electrical, mechanical, structural and civil engineers, land surveyors, certified building officials, licensed geotechnical engineers and engineering geologists, certified inspectors and plans examiners, licensed architects and landscape architects, certified planners, and information technology specialists. We believe that we attract and retain highly skilled personnel with significant industry experience and strong client relationships by offering them challenging assignments in a stable work environment. We believe that our employee relations are good.

The following table sets forth the number of our employees in each of our business segments and our holding company:

	As of
	Fiscal Year End
	2017	2016	2015
Energy	381	334	224
Engineering and Consulting	448	446	423
Holding Company Employees (Willdan Group, Inc.)	53	51	41
Total	882	831	688

At December 29, 2017, we contracted with approximately 100 former and current public safety officers to conduct homeland security services training courses. These instructors are classified as subcontractors and not employees.

Intellectual Property

The Willdan, Willdan Group, Inc., Willdan Engineering, Willdan Infrastructure, Willdan Financial Services, Willdan Energy Solutions and Willdan Homeland Services names are service marks of ours, and we have obtained a service mark for the Willdan and “W” logo. In connection with our acquisition of Integral Analytics, we have obtained the patent for “Optimization of Microgrid Energy Use and Distribution.” We have also obtained federal service mark registration with the United States Patent and Trademark Office for the “Willdan” name, “Willdan Group, Inc.” name and the “extending your reach” tagline. We believe we have strong name recognition in the western United States and New York, and that this provides us a competitive advantage in obtaining new business. Consequently, we believe it is important to protect our brand identity through trademark registrations. The name and logo of our proprietary software, MuniMagicSM, are registered service marks of Willdan Financial Services, and we have registered a federal copyright for the source code for the MuniMagicSM software.

Available Information

Our website is www.willdan.com and our investor relations page is under the caption “Investors” on our website. We make available on this website under “SEC Filings,” free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. We also make available on this website our prior earnings calls under the heading “Investors—Investor Relations” and our Code of Ethical Conduct under the heading “Investors—Corporate Governance.” The information on our website is not a part of or incorporated by reference into this filing. Further, a copy of this annual report on Form 10-K is located at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding our filings at http://www.sec.gov.